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                                                                   EXHIBIT 10.15

                            INDUS INTERNATIONAL, INC.

                     THOMAS W. WILLIAMS EMPLOYMENT AGREEMENT

      This Agreement is entered into as of May 6, 2004 (the "Effective Date"), by and between Indus International, Inc. (the "Company"), and Thomas W. Williams (the "Executive").

      1. Duties and Scope of Employment.

            (a) Positions and Duties. Executive will be an employee of the Company as of the Effective Date. Commencing on June 1, 2004, Executive will serve as Executive Vice President and Chief Financial Officer of the Company reporting to the Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Chief Executive Officer or the Board of Directors (the "Board").

            (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his business efforts and time to the Company at the Company's Atlanta, Georgia offices. Executive understands and agrees that frequent travel may be necessary in carrying out his duties hereunder including, without limitation, frequent travel to the Company's global offices as well as client sites. During the Employment Term (as defined herein), Executive agrees that he will not, without the prior approval of the Board of Directors, (i) serve on the board of directors (or similar governing body) of any other company, (ii) serve as a director or trustee of any civic, educational or charitable organization, or
(iii) actively engage in any other employment, occupation or consulting activity, with or without any direct or indirect remuneration; provided, however, that Executive may serve in any non-director or non-trustee capacity with any civic, educational or charitable organization without the approval of the Board, so long as such activities do not materially interfere with his duties and obligations under this Agreement.

      2. Employment Term. Executive's employment with the Company pursuant to this Agreement (the "Employment Term") shall commence on the Effective Date and shall continue until terminated as provided in Section 7 hereof.

      3. Compensation.

            (a) Base Salary. Commencing on June 1, 2004 and continuing during the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $248,000.00 (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to applicable tax withholding. The Board, or the Compensation Committee of the Board, shall review the Base Salary each year and may increase, but not decrease, the Base Salary at any time. Any increase in Base Salary shall not limit or reduce any other obligations to the Executive under this Agreement. The term "Base Salary" as used in this Agreement shall refer to the Base Salary as it may be increased from time to time.

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            (b) Annual Bonus. In addition to the Base Salary, Executive may receive a discretionary performance bonus during each year of employment with the Company under this Agreement equal to an amount, to be determined by the Board or the Compensation Committee of the Board, of up to one hundred percent (100%) of Base Salary; provided, however, that, the payment of any such bonus shall be subject to Executive's continued employment with the Company through the end of the applicable Company fiscal year; provided further, that any such performance bonus for the fiscal year ended March 31, 2005 shall be prorated to reflect ten (10) months of service during that fiscal year. Such performance bonus, if any, shall be determined by the Board, or the Compensation Committee of the Board, based upon its evaluation of performance relative to the business plan and other pertinent considerations. In any given fiscal year such performance bonus may be subject to an executive performance plan approved by the Board or the Compensation Committee.

            (c) Stock Option. Promptly following the complete execution of this Agreement, Executive shall be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"), intended to be an "incentive stock option" (as defined in Section 422 of the Code), to purchase Two Hundred Fifty Thousand (250,000) shares of the Company's common stock at an exercise price equal to the per share market value of the Company's common stock on the date of the grant (the "Option"). To the extent that any portion of the Option exceeds the $100,000 rule of Section 422(d) of the Code, the excess shall be treated as options which are not incentive stock options. Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 25% of the shares subject to the Option on each anniversary of the date of grant, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive's continued service to the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company's 1997 Stock Plan, as amended, and the stock option agreement to be entered into by and between Executive and the Company.

            (d) Sign-On Bonus. Upon execution of this Agreement, in consideration of his agreement to become an employee of the Company, Executive shall be entitled to receive a one-time sign-on bonus in the amount of $40,000 ("Sign-On Bonus"); provided, however, that (i) the Sign-On Bonus shall be paid in one lump sum on or about December 1, 2004, and (ii) the payment of the Sign-On Bonus shall be subject to Executive's continued employment with the Company on December 1, 2004.

      4. Employee Benefits; Indemnification. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently or hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees (including Executive) at any time. Executive will be indemnified by the Company to the extent provided to all other officers and directors of the Company, as currently provided under the Company's Amended and Restated Bylaws and as may be modified from time to time.

      5. Paid Time Off. Executive will be entitled to twenty (20) days of paid time off for vacation time, sick leave and personal time in accordance with the Company's paid time off policy,

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with the timing and duration of specific time off mutually and reasonably agreed to by the parties hereto.

      6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder. Such expenses shall be reimbursed in accordance with the Company's expense reimbursement policy as in effect from time to time.

      7. Termination and Severance.

            (a) Termination of Employment. Executive's employment may be terminated (i) by the Company with or without Cause, (ii) by Executive for Good Reason or no reason or (iii) by reason of Executive's death or Disability.

            (b) Termination Without Cause; Termination for Good Reason. If Executive's employment with the Company is terminated (i) by the Company without "Cause" (as defined herein) or (ii) by the Executive for "Good Reason" (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company in a form satisfactory to the Company, then Executive shall be entitled to receive as severance (i) an amount equal to Executive's then-current Base Salary (less applicable withholding taxes), payable over a period of twelve (12) months from the date of such termination in accordance with the Company's normal payroll policies, and (ii) the Company will pay for full COBRA benefits for Executive for the earlier of eighteen (18) months or until Executive receives health, medical and/or dental benefits, respectively, from a new employer, and (iii) if it has not already been paid, the Sign-On Bonus, which shall be paid in a lump sum within 15 days following Executive's termination, and (iv) the Option and any new stock options granted during the term of this Agreement (collectively, the "Options"), to the extent vested on the date of termination, may be exercised until fifteen (15) months after the date of termination.

            (c) Voluntary Termination; Termination for Cause. If Executive's employment with the Company is terminated by Executive without Good Reason or by the Company for Cause, then (i) all vesting of the Options will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and
(ii) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect, if applicable.

            (d) Death or Disability. If Executive's employment with the Company is terminated due to Executive's death or Disability (as defined herein), and Executive or Executive's beneficiary or guardian signs and does not revoke a release of claims with the Company in a form satisfactory to the Company, then Executive or Executive's beneficiary shall be entitled to receive as severance
(i) an amount equal to Executive's then-current Base Salary (less applicable withholding taxes), payable over a period of twelve (12) months from the date of such termination in accordance with the Company's normal payroll policies, and
(ii) with respect to a termination for Disability, the Company will pay for full COBRA benefits for Executive for the earlier of twelve (12) months or until Executive receives health, medical and/or dental benefits, respectively, from a new employer, and (iii) if it has not already been paid, the Sign-On Bonus, which shall be paid in a lump sum within 15 days following Executive's termination.

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      8. Change of Control Benefits. In the event of a "Change of Control" (as defined in Section 10 of this Agreement) that occurs prior to the Executive's termination of employment, then on the earlier of (A) the date six (6) months after the date of the Change of Control or (B) upon the termination of Executive's employment without Cause or for Good Reason, Executive's then-outstanding Options shall immediately vest and become exercisable, and may be exercised until fifteen (15) months after the date of termination. In all other respects the Options shall continue to be bound by and subject to the terms of their respective agreements.

      In the event that, following a Change of Control, (i) Executive's employment is terminated without Cause or for Good Reason or (ii) Executive terminates his employment with the Company with or without Good Reason at any time after six (6) months following a Change in Control, and Executive signs and does not revoke a standard release of claims with the Company in a form satisfactory to the Company, then, Executive will receive the severance benefits set forth in Section 7(b); provided, however, that the severance payments described in Section 7(b)(i) shall be paid in a lump sum within 15 days following Executive's termination.

      9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance benefits under Section 4(a)(i) shall be either:

            (a) delivered in full, or

            (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

      whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company's independent public accountants immediately prior to a Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

      10. Definitions.

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            (a) Cause. For purposes of this Agreement, "Cause" is defined as (i)
an act of dishonesty made by Executive in connection with Executive's responsibilities as an employee, (ii) Executive's conviction of, or plea of nolo contendere to, a felony, (iii) Executive's gross misconduct, or (iv) Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties.

            (b) Change of Control. For purposes of this Agreement, "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (and provided "person" for purposes of this definition shall not include any funds managed by E.M. Warburg Pincus & Co. or Warburg Pincus LLC or their affiliates ) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such entity's parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such entity's parent outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

            (c) Disability. "Disability" shall mean that the Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (d) Good Reason. "Good Reason" means without the Executive's consent
(i) a significant reduction of the Executive's duties, position or responsibilities, or the removal of such Executive from such position and responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority,

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compensation and status); (ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction other than in connection with a general reduction in executive officer compensation; (iv) a material reduction by the Company in the kind or level of benefits to which the Executive was entitled immediately prior to such reduction with the result that such Executive's overall benefits package is significantly reduced other than in connection with a general reduction in the kind or level of benefits offered by the Company; or
(v) the relocation of the Executive to a facility or a location more than fifty
(50) miles from such Executive's then present location.

      11. Nondisclosure of Trade Secrets and Confidential Information.

            (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Company or Company activities that fits within the definition of "trade secrets" under the Georgia Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Company software and all website design information to the extent that such information fits within the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "trade secrets" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

            (b) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding Company, Company's activities, Company's business or Company's clients that is not generally known to persons not employed (as employees or independent agents) by Company, that is not generally disclosed by Company practice or authority to persons not employed by Company and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include, but not be limited to product code, product concepts, production techniques, technical information regarding Company products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of Company, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Company and certain information concerning the strategy, tactics and financial affairs of Company. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company. This definition shall not limit any definition of "confidential information" or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law.

            (c) Nondisclosure of Confidential Information. During Executive's employment hereunder and for a period of one (1) year after Executive's employment with Company terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secrets or

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Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Company. During the term of this Agreement and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Company, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets. Executive warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than Company any Confidential Information or Trade Secrets prior to the execution of this Agreement.

            (d) Enforceability of Covenants. Executive and Company agree that Executive's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Company to perform their obligations under any provision of this Agreement or other agreements with Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Company under federal, state or local law.

      12. Nonrecruitment, Nonsolicitation and Noncompetition Covenants.

            (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by Company to Executive hereunder, Executive hereby agrees that, during employment with Company and for one (1) year after the termination of Executive's employment, Executive shall not, directly or indirectly solicit or recruit for employment or encourage to leave employment with Company, on his own behalf or on behalf of any other person or entity other than Company or any affiliate of Company, any person with whom Executive worked during Executive's employment and who performed services for Company clients or worked on Company products or services while employed by Company and who has not thereafter ceased to be employed by Company for a period of at least one (1) year. Executive agrees to exercise his best efforts to prevent any of the activities listed in this section from occurring.

            (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by Company to Executive hereunder, Executive hereby agrees that, during his employment with Company and for one (1) year after the termination of Executive's employment, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than Company, solicit, divert away, take away or attempt to solicit or take away any Customer or Potential Customer of Company for purposes of providing or selling products or services that are competitive with those provided by Company, if Company is then still engaged in the provision or sale of that type of good or service. For purposes of this covenant, "Customer" means any individual or entity to whom Company has provided goods or services and with whom Executive had, alone or in conjunction with others, Material Contact during the one (1) year prior to the termination of Executive's employment and "Potential Customer" means any individual or entity to whom the Company has actively sought to sell products or services within the one (1) year immediately prior to the termination of Executive's employment and with whom Executive had Material Contact on the Company's behalf during that same time period. For purposes of this covenant, Executive had "Material Contact" with a customer if (i) Executive had business dealings with the customer on the Company's behalf; (ii) Executive was responsible for supervising or coordinating the dealings between the customer and the Company; or (iii) Executive obtained Trade

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Secrets or Confidential Information (such terms having the same meanings as defined in Section 10 above, but in each case relating to the Customer or Potential Customer) about the customer as a result of Executive's association with the Company.

            (c) Noncompetition. During the term of Executive's employment with the Company, and for a period of one (1) year thereafter, Executive shall not, without the prior written consent of the Board, which consent may not be unreasonably withheld, engage or participate in, as a business executive or equity owner of any business or enterprise that directly competes in the Business of the Company within the Restricted Area. For purposes of this Section 12(c), the "Business" means the design, product development, sale, marketing, implementation or support of computer software products and services in the areas of enterprise asset management, customer information systems, and field service management. For purposes of this Section 12(c), the "Restricted Area" shall be the area that is within a fifty (50) mile radius of the cities of Atlanta, Georgia, Columbia, South Carolina, and San Francisco, California. Nothing in this Section 12(c) shall prohibit Executive from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company.

            (d) Enforceability of Covenants. Executive acknowledges that the Company has a present and future expectation of business within the geographic areas served by the Company and from the present and proposed customers of the Company. Executive acknowledges the reasonableness of the term, geographic area and scope of the covenants set forth in this Agreement, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and Company agree that Executive's obligations under the above covenant are separate and distinct under this Agreement, and the failure or alleged failure of Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Executive agrees that any breach of this covenant will result in irreparable damage and injury to Company and that Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive also agrees that he shall be responsible for all damages incurred by Company due to any breach of the restrictive covenants contained in this Agreement and that Company shall be entitled to have Executive pay all costs and attorneys' fees incurred by Company in enforcing the restrictive covenants in this Agreement.

      13. Ownership of Protected Works.

            (a) Protected Works. The term "Protected Works" as used in this Agreement means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by Executive

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pursuant to this Agreement or other agreements between Executive and Company and used or intended for use by or on behalf of Company, or Company's clients.

            (b) Ownership and Assignment of Protected Works. Executive agrees that any and all Protected Works developed by Executive during his employment or other engagement with Company under this Agreement and during his employment with, or other engagement by Company prior to the execution of this Agreement (whether as employee or independent contractor) are the sole property of Company, and that no compensation in addition to the amounts set forth in
Section 2 of this Agreement is due to Executive for development or transfer of such Protected Works. Executive hereby assigns and agrees to assign all of his respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to Company. Executive further agrees at Company's request and without further consideration, but at the expense of Company, that Executive will communicate to Company any facts known to Executive and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by Company. Executive agrees that he will not apply for any state, federal, or other jurisdiction's registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of same by Company or others designated by Company. Executive agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Executive also agrees that he shall be liable to Company for all damages, including reasonable attorneys' fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Executive without the express written consent of Company.

            (c) Executive agrees to disclose and describe to Company, as soon as possible after their creation, (i) all copyrightable works, databases, data and other "Protected Works," as defined in subsection (a) above, which are created by Executive, either alone or with others, during the term of Executive's employment, or in connection with the formation of Company, and (ii) all Protected Works which are based in whole or in part upon Confidential Information or Trade Secrets and are created by Executive, either alone or with others, within one (1) year after Executive's leaving Company's employ.

            (d) There is no other contract or duty on Executive's part now in existence to assign Protected Works to anyone other than Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company. During Executive's employment by Company, Executive will not engage in any employment, consulting or other activity in any business competitive with Company's business as presently conducted or as conducted at any future time during Executive's employment.

      14. Rights to Materials and Return of Materials.

            All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use,

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development and integration of software, and the like (together with all copies of such documents and things) relating to the business of Company, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive's employment or other engagement by Company shall, as between the parties to this Agreement, remain the sole property of Company. Laptop computers, other computers, software and related data, information and things provided to Executive by Company or obtained by Executive, directly or indirectly, from Company, also shall remain the sole property of Company. Upon the termination of Executive's employment or upon the prior demand of Company, Executive shall immediately return all such materials and things to Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Company after termination or Company's request for return.

      15. Inventions, Discoveries and Improvements.

            (a) Executive will promptly disclose and describe to Company (i) all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Executive, either alone or with others ("Inventions"), during the term of Executive's employment with Company or other engagement with Company, provided that Company shall receive such information in confidence and (ii) all Inventions which are based in whole or in part upon Confidential Information or Trade Secrets and are made or conceived by Executive, either alone or with others, within one (1) year after Executive's leaving Company's employ. All such Inventions, whether patentable or unpatentable, made, devised or discovered by Executive, whether by himself or jointly with others, which relate or pertain in any way to the business of Company, shall be used solely for the benefit of Company and become and remain their sole and exclusive property. Executive agrees to execute an assignment to Company or its nominee of Executive's entire right, title and interest in and to such Inventions made or conceived by Executive, either alone or with others, during the term of Executive's employment or within one (1) year after Executive's leaving Company's employ, and to execute any other instruments and documents that may be requested by Company for the purpose of applying for and obtaining patents with respect to such Inventions in the United States and in all foreign countries. Executive further agrees, whether or not in the employ of Company, to cooperate to the extent and in the manner reasonably requested by Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any such Inventions, but all of Executive's reasonable expenses in connection with such litigation or other proceedings shall be paid by Company.

            (b) If a patent application or copyright registration is filed by Executive or on Executive's behalf during Executive's employment or other engagement with Company, whether before or after execution of this Agreement, or within one (1) year after Executive's leaving Company's employ, describing an Invention within the scope of Executive's work for Company or which otherwise relates to a portion of Company's business of which Executive had knowledge during Executive's employment with Company, it is to be conclusively presumed that the Invention was conceived by Executive during the period of such employment.

            (c) There is no other contract or duty on Executive's part now in existence to assign Inventions other than to Company. Executive will not disclose or induce Company to use any confidential information or material that Executive is now or shall become aware of which belongs to anyone other than Company. During Executive's employment by Company, Executive will not engage in any employment, consulting or other activity in any business competitive with Company's business as presently conducted or as conducted at any future time during Executive's employment.

            (d) Executive warrants and represents that attached to this Agreement as Exhibit A and incorporated in this Agreement by reference is a complete list of all inventions, whether owned by Executive or by others, conceived by Executive prior to Executive's employment by Company, that these are the only inventions which are not subject to this Agreement, and that Executive has not conceived or reduced to practice any invention not described on such Exhibit A.

      16. Works Made for Hire. Company and Executive acknowledge that in the course of Executive's employment (as employee or independent contractor) by Company, Executive may from time to time create, and has previously created, for Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of Company are specifically intended to be works made by hire by Executive, and Executive shall cooperate with Company in the protection of Company's copyrights in such works and, to the extent deemed desirable by Company, the registration of such copyrights.

      17. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

      18. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

            If to the Company:

            Copies to each of the Chief Executive Officer and General Counsel at the Company's principal executive office

            If to Executive:

            at the last residential address known by the Company.

      19. Severability. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because of its duration, the territory, the definition of activities or the definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

      20. Arbitration.

            (a) With the exception of any dispute arising under Sections 11,12,13,14,15 and 16 of this Agreement, the Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Cobb County, Georgia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            (b) The arbitrator(s) will apply Georgia law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Executive hereby consents to the personal jurisdiction of the state and federal courts located in Georgia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

            (b) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

         All parties must initial here for Section 20 to be effective:

         _________

         _________

      21. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and this is the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes any former agreements governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of the parties hereto expressly stating that it is intended to amend this Agreement. Nothing in this Agreement or Executive's employment shall be construed to give Executive any rights, of ownership or otherwise, in any Protected Works, Inventions, Works Made for hire or other software, hardware, data or systems that he creates or obtains, or has created.

      22. Tax Withholding. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

      23. Governing Law. This Agreement shall be deemed to be made in and shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia (without giving effect to the conflict of law principles thereof). No provision of this Agreement or any related documents shall be construed against, or interpreted to the disadvantage of, any party hereto by any court or any governmental or judicial authority by reason of such party having, or being deemed to have, structured or drafted such provision.

      24. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

      25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement. Company agrees to reimburse Executive for attorney fees related to review of this Agreement.

                         [signatures on following page]

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

      INDUS INTERNATIONAL, INC.

      By:    /s/ Gregory J. Dukat                             Date: 5/10/04
      ----------------------------------------                      ------------
          Gregory J. Dukat

      Title: Chief Executive Officer and President

      EXECUTIVE

             /s/ Thomas W. Williams                           Date: 5/6/04
      ----------------------------------------                      ------------
      Thomas W. Williams